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                                                                    Exhibit 23.2
                                    CONSENT



     We hereby consent to the references to this firm and our opinions in the Registration Statement on Form S-1 filed by First Lincoln Bancshares Inc., and all amendments thereto and the Application for Conversion on the Form AC filed by First Federal Lincoln Bank (the "Bank") and all amendments thereto, relating to the conversion of the Bank from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, the concurrent issuance of the Bank's outstanding capital stock to First Lincoln Bancshares Inc., a holding company formed for such purpose, and the offering of First Lincoln Bancshares Inc.'s common stock.


                                             MULDOON, MURPHY & FAUCETTE
                                             /s/ Muldoon, Murphy & Faucette




Dated this 12th day of
December, 1997